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                                                                     EXHIBIT 4.2


                           CERTIFICATE OF DESIGNATION

                                       OF

                         10% CONVERTIBLE PREFERRED STOCK

                                       OF

                            NEWS COMMUNICATIONS, INC.

                       ------------------------------------
                          Pursuant to Section 78.195 of
                           the Nevada Revised Statutes
                       ------------------------------------


                  NEWS COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Nevada, DOES HEREBY CERTIFY THAT:

                  FIRST: News Communications, Inc. (the "Corporation") was incorporated under the laws of the State of Nevada on May 20, 1986;

                  SECOND: Pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended, under the provisions of Section 78.195 of the Nevada Revised Statutes, the Board of Directors of the Corporation on September 17, 1990, by unanimous consent, fixed the designations, preferences and relative, participating, optional, conversion or other special rights, or qualifications, limitations or restrictions of up to 1,250 shares of preferred stock of the Corporation, $1.00 par value ("Convertible Preferred Stock"), to be issued and sold pursuant to Registration Statement No. 33-35484 as filed with the Securities and Exchange Commission on June 25, 1990, as amended ("Registration Statement"), as follows:









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                  A. Dividends.

                     1. Cumulative dividends shall be payable on the Convertible Preferred Stock at an annual rate of $500 per share, payable out of funds legally available for the declaration of dividends. Such dividends shall be payable each year on September 19, beginning with the year 1991, in cash or, at the option of the Corporation, in shares of common stock of the Corporation, $.0l par value ("Common Stock"), having a Fair Market Value (defined below) equal to $500. As used herein the term Fair Market Value shall mean:


                         (a) If the principal market for the Common Stock is a national securities exchange or the NASDAQ National Market System, the closing sales price of the Common Stock on such day as reported by such exchange or market system, or on a consolidated tape reflecting transactions on such exchange or market system; or

                         (b) if the principal market for the Common Stock is not a national securities exchange or the NASDAQ National Market System and the Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the average of the closing bid and closing asked prices of the Common Stock for the 10 business days preceding the annual dividend declaration date, as quoted on such System; or

                         (c) if the principal market for the Common Stock is not a national securities exchange or the NASDAQ National Market System and the Common Stock is not quoted on the NASDAQ, the average of the highest closing bid and lowest closing asked prices for the Common Stock for the 10 business days preceding the annual dividend declaration date, as reported by the National Quotation Bureau, Inc. ("NQB") or at least two market makers in the Common Stock if quotations are not available from NQB but are available from market makers; or

                         (d) if the principal market for the Common Stock is not (a), (b) or (c), "Fair Market Value" shall be determined by the Corporation's Board of Directors, whose decision shall be final and binding.






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                     2. Dividends not paid will accumulate without interest or
additional dividends until declared and paid, which declaration and payment may be for all or part of the then accumulated dividend. The holders of Convertible Preferred Stock, in preference to the holders of any junior stock, such junior stock including but not limited to the Common Stock, shall be entitled to receive, as and when declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed in subdivision 1. hereof. No dividends shall be paid upon, or declared or set apart for, any shares of Convertible Preferred Stock for any dividend period unless at the same time a proportionate dividend for the same dividend period, ratably in proportion to the respective sums which would be payable on such shares if all dividends were declared and paid in full, shall be paid upon, or declared and set apart for, all shares of any Convertible Preferred Stock then issued and outstanding and entitled to receive such dividend.

                     In no event, so long as any shares of Convertible Preferred Stock shall be outstanding, shall any dividend, whether in cash or property, be paid or declared, or shall any distribution be made, on any junior stock, or shall any shares of any junior stock be purchased, redeemed (whether pursuant to mandatory redemption or sinking fund provisions, optional redemption provisions or otherwise) or otherwise acquired for value, directly or indirectly, by the Corporation or by any subsidiary of the Corporation, unless all dividends on the Convertible Preferred Stock for all past dividend periods and for the then current period shall have been paid or declared and a sum sufficient for the payment thereof set apart. The provisions of this paragraph shall not, however, apply to a dividend payable in any junior stock, or to the acquisition of shares of any junior stock in exchange for shares of any other junior stock.





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                     Subject to the foregoing and to any further limitations
prescribed in accordance with the provisions of the certificate of incorporation of the Corporation, the Board of Directors may declare, out of any funds legally available therefor, dividends upon the then outstanding shares of any junior stock, or any stock ranking pari passu (other than Convertible Preferred Stock), and no holders of shares of Convertible Preferred Stock shall be entitled to share therein.

                  B. Voting.

                     Holders of Convertible Preferred Stock are not entitled to vote on matters submitted to stockholders, except on those matters affecting the rights of Convertible Preferred Stock in which event they shall vote separately as a class.

                  C. Conversion. At any time, holders of Convertible Preferred Stock will be entitled to convert their shares of Convertible Preferred Stock into shares of Common Stock at the rate of 18,000 shares of Common Stock for each share of Convertible Preferred Stock. This conversion rate will be appropriately adjusted if the Corporation (i) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (ii) subdivides or reclassifies its outstanding shares of Common Stock, in either case if the combination, subdivision or reclassification would result in a cumulative change in the conversion rate of at least 2%.

                     Upon happening of the following events there will be no adjustment of the conversion rate: (i) a consolidation or merger to which the Corporation is a party; (ii) a sale or conveyance to another corporation of all or substantially all of the assets of the Corporation; or (iii) a statutory exchange of securities with another corporation. However, in each of these




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situations, other than a consolidation or merger in which the corporation is the surviving corporation, each holder of shares of Convertible Preferred Stock then outstanding will have the right thereafter to convert such shares into the kind and amount of securities, cash or other property which such holder would have owned or been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such shares been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance. If the Corporation is the surviving corporation of a merger or consolidation, there will be no adjustment of the conversion rate.

                     In the case of a cash merger of the Corporation into another corporation or any other cash transaction of the type mentioned above, the conversion features of the Convertible Preferred Stock shall thereafter be limited to converting the Convertible Preferred Stock at the conversion ratio in effect at such time into the same amount of cash per share that such holder would have received had such holder converted the Convertible Preferred Stock into Common Stock immediately prior to the effective date of such cash merger or transaction.

                  D. Redemption. Commencing on September 19, 1990, or on such earlier date determined in the sole discretion of D.H. Blair & Co., Inc., the underwriter of the issuance and sale pursuant to the Registration Statement of Units of securities of which the Convertible Preferred Stock is a component, the Convertible Preferred Stock will be redeemable, in whole or in part, at the option of the Corporation on not less than 30 days notice, at a price of $5,000 per share (plus all accrued and unpaid dividends), within 90 days after any such time that the average of the closing sales or bid prices (depending upon whether Subparagraph A.1(a), (b) or (c) would be applicable), exceeds $0.88 per share for 20 consecutive trading days. The holders of the






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Convertible Preferred Stock will have the opportunity to convert shares of
Convertible Preferred Stock into shares of Common Stock during such period.


                     If less than all the outstanding shares of Convertible Preferred Stock are to be redeemed pursuant to this Paragraph D, the shares to be redeemed shall be determined by lot or pro rata in such manner as the Board of Directors may prescribe; provided, however, that if all the shares of Convertible Preferred Stock are held of record by not more than ten persons, the shares of Convertible Preferred Stock to be redeemed shall be pro rata. Notice of every redemption of shares of Convertible Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the stock books of the Corporation. Such mailing shall be made at least 30 days and not more than 60 days prior to the date fixed for redemption.

                     If notice of redemption shall have been duly mailed, and if, on or before the redemption date specified in the notice, the redemption price, together with accrued dividends to the date fixed for redemption, shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor, then, from and after the date of redemption so designated, notwithstanding that any certificate for shares of Convertible Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the dividends thereon shall cease to accumulate, such shares will no longer be eligible for conversion, and all rights with respect to the shares of Convertible Preferred Stock so called for redemption shall forthwith on the redemption date cease and terminate, except only the right of the holders thereof to receive the redemption price







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of the shares so redeemed, including accrued dividends to the redemption date, but without interest.


                     The corporation may also, at any time prior to the redemption date, deposit in trust, for the account of the holders of the shares of Convertible Preferred Stock to be redeemed, with a bank or trust company in good standing, organized under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, the City of New York, having a combined capital and surplus of at least One Hundred Million ($100,000,000) Dollars, designated in the notice of redemption, the redemption price, together with accrued dividends to the date fixed for redemption, and, unless the notice of redemption herein provided for has previously been duly mailed, deliver irrevocable written instructions directing such bank or trust company, on behalf and at the expense of the Corporation, to cause notice of redemption specifying the date of redemption to be duly mailed as herein provided promptly upon receipt of such irrevocable instructions. Upon such deposit in trust, whether after due mailing of the notice of redemption or accompanied by irrevocable instructions as provided above, and notwithstanding that any certificate of shares of Convertible Preferred Stock so called for redemption shall not have been surrendered for cancellation, all shares of Convertible Preferred Stock with respect to which the deposit shall have been made shall no longer be deemed to be outstanding on the date of redemption, and all rights with respect to such shares of Convertible Preferred Stock shall forthwith cease and terminate except only the right of the holders thereof to receive from such bank or trust company for the time herein provided, the redemption price, including accrued dividends to the redemption date, but without interest, of the shares so to be redeemed.





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                     Any money deposited by the Corporation pursuant to this
Paragraph D and unclaimed at the end of two years from the date fixed for redemption shall be repaid to the Corporation upon its request expressed in a resolution of its Board of Directors, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for the payment thereof, but without interest thereon.

                     This Paragraph D does not apply to the Convertible Preferred Stock which may be issued and sold to D.H. Blair & Co., Inc. as part of the Underwriter's Unit Purchase Option referred to and defined in the Registration Statement.

                  E. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment to holders of any series of preferred stock or other class of securities entitled to a preference over holders of Convertible Preferred Stock, holders of Convertible Preferred Stock will be entitled to receive out of assets of the Corporation available for distribution to its stockholders, before any distribution is made to holders of any junior stock, liquidating distributions in an amount equal to $5,000 per share, plus all accrued and unpaid dividends.

                     If such payment shall have been made in full to the holders of Convertible Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the capital stock of the Corporation, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the amounts so payable are not paid in full to the holders of all outstanding shares of Convertible Preferred Stock, then the holders of Convertible Preferred Stock and the holders of all other parity stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be




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respectively entitled according to their respective rights and preferences. The merger or consolidation of the Corporation with or into one or more other entities or the sale, lease or conveyance of all or a part of its assets shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this Paragraph E.

                  F. Mechanics of Conversion. To convert shares of Convertible Preferred Stock into shares of Common Stock, the holder thereof shall surrender the certificate(s) therefor, endorsed or accompanied by written instrument or instruments of transfer in form satisfactory to the Corporation and duly executed by the registered holder or by his attorney duly authorized in writing, with signatures guaranteed, at the office of the Corporation or of any transfer agent for the Convertible Preferred Stock together with written notice that such holder elects to convert such shares and stating therein such holders name or the name(s) of his nominee(s) in which such holder wishes the certificate(s) for shares of Common Stock to be issued. As soon as practicable thereafter, the Corporation shall issue and deliver at such office to such holder or his nominee(s) the certificates for the full number of shares of Common Stock to which such holder is entitled together with cash in lieu of any fractional shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Convertible Preferred Stock so converted shall terminate, except only the right of such holder to receive certificates for the shares of Common Stock issuable upon conversion thereof.




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         IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under the penalties of perjury this 17th day of September, 1990.



                                      NEWS COMMUNICATIONS,INC.


                                      By: /s/ Steven Bauman
                                          _____________________________
                                          Steven Bauman, President


                                          /s/ Michael Schenkler
                                          _____________________________
                                          Michael Schenkler, Assistant Secretary






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STATE OF NEW YORK    )
                     )  ss.:
COUNTY OF NEW YORK   )


                On September 17, 1990 before me Noah S. Schooler personally came Steven Bauman and Michael Schenkler, to me known, who, by me duly sworn, did depose and say that, deponents are the President and Assistant Secretary, respectively, of News Communications, Inc., the corporation described in, and which executed the foregoing Certificate; and that deponents signed deponents' names thereto by order of the Board of Directors of the corporation.



                                       /s/ Noah S. Schooler
                                       _________________________________________
                                       Notary Public






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